EXHIBIT 99.3
THE VALSPAR CORPORATION
Offer for all outstanding 5.100% Notes due 2015
in exchange for
new 5.100% Notes due 2015
which have been registered under
the Securities Act of 1933
pursuant to the prospectus dated                    , 2005
To our Clients:
      Enclosed for your consideration is a prospectus, dated                    , 2005, and the enclosed Letter of Transmittal, relating to the offer (the “Exchange Offer”) of The Valspar Corporation (the “Company”) to exchange aggregate principal amount at maturity of $150,000,000 of 5.100% Notes due 2015 which have been registered under the Securities Act of 1933 pursuant to a registration statement of which the prospectus is a part (the “new notes”), for an equal principal amount of the Company’s 5.100% Notes due 2015 (the “old notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in that certain Registration Rights Agreement dated as of July 15, 2005, among the Company and the initial purchasers of the old notes.
      This material is being forwarded to you as the beneficial owner of the old notes carried by us in your account but not registered in your name. A tender of such old notes may only be made by us as the holder of record and pursuant to your instructions.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus and Letter of Transmittal.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 10:00 a.m., New York City time, on                     , 200                    (the “Expiration Date”) unless extended by the Company. Any old notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 10:00 a.m., New York City time, on the Expiration Date.
      Your attention is directed to the following:

1. The Exchange Offer is for any and all old notes.

2. The Exchange Offer is subject to certain conditions set forth in the prospectus in the section captioned “The Exchange Offer — Conditions.”

3. Any transfer taxes incident to the transfer of old notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

4. The Exchange Offer expires at 10:00 a.m., New York City time, on the Expiration Date, unless extended by the Company.
      If you wish to have us tender your old notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for your information only and may not be used directly by you to tender old notes.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
      This undersigned acknowledges receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by the Company with respect to the old notes.

☐	This will instruct you to tender the old notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the prospectus and the related Letter of Transmittal.
Aggregate Principal Amount at Maturity of Old Notes: $

☐	Please do NOT tender any old notes held by you for my account.
SIGN HERE
Dated:

 , 2005
Signature(s):

Print Name(s) here:

Address(es):

Area Code(s) and Telephone Number(s):

Tax Identification or Social Security No(s):

      None of the old notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the old notes held by us for your account.